Exhibit 99.1

April 14, 2008

News Release

Source: EnXnet, Inc.

EnXnet, Inc. To Deliver First MultiMedia Gift Cards™ To The Market Tulsa, Okla.—(BUSINESS WIRE)—April 14, 2008 EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW)—news)—is pleased to announce that several new variations of the gift card have been created and tested. More production increases are being put into place and the Company will begin accepting additional orders for the MultiMedia Gift Card™.

Several retailers, purchasers, distributors and marketers requested variations of the gift card over the past 6 months. These variations have all been created, tested and are ready for delivery to market. While the gift card was ready for market some time ago, it was imperative to be able to supply all these different versions to the market and in sizable quantities. This has now been accomplished.

“The demand was never an issue for this product,” stated Ryan Corley, CEO of EnXnet, Inc. “Being able to provide even the slightest variations to the product for the market became necessary. We have accomplished this and are preparing to take more orders and deliver product to the market.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc
908-204-0004 for Investor Relations
www.stockreportcard.com